Securities and Exchange Commission
Washington, D.C. 20549

Schedule TO
(Rule 13e-4)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

Therma-Wave, Inc.
(Name of Subject Company (Issuer))

Therma-Wave, Inc.
(Name of Filing Person (Offeror))

Options to Purchase Common Stock Issued Before July 1, 2002 and Having an Exercise Price Greater than $2.00 per Share Under the Therma-Wave, Inc. 1997 Stock Purchase and Option Plan, the 1997 Employee Stock Purchase and Option Plan, the 1997 Special Employee Stock Purchase and Option Plan, and the 2000 Equity Incentive Plan

(Title of Class of Securities)

88343A108
(CUSIP Number of Class of Securities)
(Underlying Common Stock)

L. Ray Christie
Vice President and Chief Financial Officer
1250 Reliance Way
Fremont, California 94539
(510) 668-2200
(Name, address and telephone number of person authorized
to receive notices and communications on behalf of filing person)

Copy to:
Eva H. Davis, Esq.
Kirkland & Ellis
777 South Figueroa Street, Suite 3400
Los Angeles, California 90017
(213) 680-8400

CALCULATION OF FILING FEE

Transaction valuation* Amount of filing fee**

--------------------------------------------

                                                 $2,131,493        $173

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 1,357,639 shares of common stock of Therma-Wave, Inc. as of August 8, 2003 having an aggregate value of $2,131,493 (based on the average high and low trading prices of the common stock on August 8, 2003) will be exchanged pursuant to this offer.

** The amount of the filing fee is $80.90 per $1,000,000 of the aggregate offering amount calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.

Form or Registration No.: Not applicable.

Filing party: Not applicable.

Date filed: Not applicable.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ] third party tender offer subject to Rule 14d-1.

[X] issuer tender offer subject to Rule 13e-4.

[ ] going-private transaction subject to Rule 13e-3.

[ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]

TABLE OF CONTENTS

Page

Item 1. Summary Term Sheet. *

Item 2. Subject Company Information. *

Item 3. Identity and Background of Filing Person. *

Item 4. Terms of the Transaction. *

Item 5. Past Contacts, Transactions, Negotiations and Arrangements. *

Item 6. Purposes of the Transaction and Plans or Proposals. *

Item 7. Source and Amount of Funds or Other Consideration. *

Item 8. Interest in Securities of the Subject Company. *

Item 9. Person/Assets, Retained, Employed, Compensated or Used. *

Item 10. Financial Statements. *

Item 11. Additional Information. *

Item 12. Exhibits. *

Item 13. Information Required by Schedule 13E-3. *

SIGNATURE

EXHIBIT (a) (1)

EXHIBIT (a) (2)

EXHIBIT (a) (3)

EXHIBIT (a) (4)

EXHIBIT (a) (5)

EXHIBIT (a) (6)

EXHIBIT (a) (7)

EXHIBIT (a) (8)

EXHIBIT (d) (1)

EXHIBIT (d) (2)

EXHIBIT (d) (3)

EXHIBIT (d) (4)

EXHIBIT (d) (5)

EXHIBIT (d) (6)

EXHIBIT (d) (7)

EXHIBIT (d) (8)

EXHIBIT (d) (9)

Item 1. Summary Term Sheet.

Summary Term Sheet. The information set forth under "Summary Term Sheet" in the Offer to Exchange Outstanding Options issued on or before July 1, 2002 under the Therma-Wave 1997 Stock Purchase and Option Plan, the 1997 Employee Stock Purchase and Option Plan, the 1997 Special Employee Stock Purchase and Option Plan, and the 2000 Equity Incentive Plan (the "Offer to Exchange"), attached hereto as Exhibit (a) (1), is incorporated herein by reference.

Item 2. Subject Company Information.

  Name and Address. The name of the issuer is Therma-Wave, Inc., a Delaware corporation (the "Company"). The address of its principal executive offices is 1250 Reliance Way, Fremont, California 94539 and the main telephone number is (510) 668-2200. The information set forth in the Offer to Exchange under "Information Concerning Therma-Wave" is incorporated herein by reference.

  Securities. This Tender Offer Statement on Schedule TO relates to an offer by the Company to exchange all options outstanding under the Therma-Wave, Inc. 1997 Stock Purchase and Option Plan, the 1997 Employee Stock Purchase and Option Plan, the 1997 Special Employee Stock Purchase and Option Plan, and the 2000 Equity Incentive Plan (the "Eligible Option Plans") to purchase shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issued on or before July 1, 2002 (the "Old Options") for new options (the "New Options") to purchase shares of Common Stock to be granted under the Eligible Option Plans, upon the terms and subject to the conditions described in the Offer to Exchange and the related Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Exchange, as they may be amended from time to time, the "Offer"), attached hereto as Exhibit (a) (2). The number of shares of Common Stock subject to the New Options will be equal to seventy five percent (75%) of the number of shares of Common Stock subject to the Old Options that are accepted for exchange and canceled. The information set forth in the Offer to Exchange under "Summary Term Sheet," "Introduction," Section 1 ("Number of Options; Expiration Date"), Section 5 ("Acceptance of Options for Exchange and Issuance of New Options") and Section 8 ("Source and Amount of Consideration; Terms of New Options") is incorporated herein by reference.

  Trading Market and Price. The information set forth in the Offer to Exchange under Section 7 ("Price Range of Common Stock Underlying the Options") is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

  Name and Address. The information set forth under Item 2(a) above is incorporated herein by reference.

Item 4. Terms of the Transaction.

  Material Terms. The information set forth in the Offer to Exchange under "Summary Term Sheet," "Introduction," Section 1 ("Number of Options; Expiration Date"), Section 3 ("Procedures for Tendering Options"), Section 4 ("Withdrawal Rights"), Section 5 ("Acceptance of Options for Exchange and Issuance of New Options"), Section 6 ("Conditions of the Offer"), Section 8 ("Source and Amount of Consideration; Terms of New Options"), Section 11 ("Status of Options Acquired by Us in the Offer"), Section 12 ("Accounting Consequences of the Offer"), Section 13 ("Legal Matters; Regulatory Approvals"), Section 14 ("Material Federal Income Tax Consequences") and Section 15 ("Extension of Offer; Termination; Amendment") is incorporated herein by reference.

  Purchases. The information set forth in the Offer to Exchange under "Summary Term Sheet" and Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Arrangements.

  Agreements Involving the Company's Securities. The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference. The Eligible Option Plans attached hereto as Exhibits (d)(1), (d)(2), (d)(3), (d)(7) and (d)(8) and the form option agreement attached hereto as Exhibits (d)(4), (d)(5), (d)(6) and (d)(9) contain information regarding the subject securities.

Item 6. Purposes of the Transaction and Plans or Proposals.

  Purposes. The information set forth in the Offer to Exchange under Section 2 ("Purpose of the Offer") is incorporated herein by reference.

  Use of Securities Acquired. The information set forth in the Offer to Exchange under Section 5 ("Acceptance of Options for Exchange and Issuance of New Options"), Section 11 ("Status of Options Acquired by Us in the Offer"), Section 12 ("Accounting Consequences of the Offer") is incorporated herein by reference.

  Plans. The information set forth in the Offer to Exchange under Section 2 ("Purpose of the Offer") is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

  Source of Funds. The information set forth in the Offer to Exchange under Section 8 ("Source and Amount of Consideration; Terms of New Options") and Section 16 ("Fees and Expenses") is incorporated herein by reference.

  Conditions. The information set forth in the Offer to Exchange under Section 6 ("Conditions of the Offer") is incorporated herein by reference.

  Borrowed Funds. Not applicable.

Item 8. Interest in Securities of the Subject Company.

  Securities Ownership. The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference

  Securities Transactions. The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

Item 9. Person/Assets, Retained, Employed, Compensated or Used.

  Solicitations or Recommendations. Not applicable.

Item 10. Financial Statements.

  Financial Information. The information set forth in the Offer to Exchange under Section 9 ("Information Concerning Therma- Wave"), Section 17 ("Additional Information"), Schedule A, and in Section 8 "Financial Statements and Supplemental Data" of the Company's Annual Report on Form 10-K for its fiscal year ended March 30, 2003 and Quarterly Report on Form 10-Q for the quarter ended June 29, 2003 is incorporated herein by reference. The Company's ratio of earnings to fixed charges for the two most recent fiscal years was negative.

  Pro Forma Information. Not applicable.

Item 11. Additional Information.

(a)Agreements, Regulatory Requirements and Legal Proceedings. The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") and Section 13 ("Legal Matters; Regulatory Approvals") is incorporated herein by reference.

Other Material Information. Not applicable.

Item 12. Exhibits.

(a)Disclosure Materials.

  Offer to Exchange, dated August 13, 2003.

  Form of Letter of Transmittal.

  Form of Letter to Eligible Option Holders Regarding Offer to Exchange.

  Form of E-mail Announcement to Option Holders Regarding Offer to Exchange.

  Form of Letter to Therma-Wave Employees Confirming Receipt of Letter of Transmittal.

  Form of Letter to Therma-Wave Employees Confirming Participation in the Offer to Exchange.

  Press Release Announcing Offer to Exchange.

  Therma-Wave Annual Report on Form 10-K for its fiscal year ended March 30, 2003, filed with the Securities and Exchange Commission on June 30, 2003 and incorporated herein by reference.

  Therma-Wave Quarterly Report on Form 10-Q for the quarter ended June 29, 2003, filed with the Securities and Exchange Commission on August 11, 2003 and incorporated herein by reference.

(b)Loan Agreements. Not applicable.

(d) Contracts, Arrangements or Understandings.

(1) 1997 Stock Purchase and Option Plan, incorporated by reference to Exhibit 10.20 to the Company's Registration Statement on Form S-4 (Registration No. 333-29871).

(2) 1997 Employee Stock Purchase and Option Plan, incorporated by reference to Exhibit 10.30 to the Company's Registration Statement on Form S-1 (Registration No. 333-76019).

(3) 1997 Special Employee Stock Purchase and Option Plan, incorporated by reference to Exhibit 10.30 to the Company's Registration Statement on Form S-1 (Registration No. 333-76019).

(4) Form of Option Agreement with time-based vesting pursuant to the 1997 Stock Purchase and Option Plan, 1997 Employee Stock Purchase and Option Plan and the 1997 Special Employee Stock Purchase and Option Plan.

(5) Form of Option Agreement with incentive-based vesting pursuant to the 1997 Stock Purchase and Option Plan, 1997 Employee Stock Purchase and Option Plan and the 1997 Special Employee Stock Purchase and Option Plan.

(6) Form of Executive Stock Agreement pursuant to the 1997 Stock Purchase and Option Plan.

(7) 2000 Equity Incentive Plan, incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the year ended April 2, 2000 (File No. 000-26911).

(8) Amendment No. 1 to the 2000 Equity Incentive Plan, incorporated by reference to Exhibit 99.2 to the Company's Registration Statement on Form S-8 (File No. 333-83282).

(9) Form of Option Agreement pursuant to the 2000 Equity Incentive Plan, incorporated by reference to Exhibit 10.39 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and filed with the Securities and Exchange Commission on August 14, 2002.

(g) Oral Solicitation Materials. Not applicable.

(h) Tax Opinion. Not applicable.

  Item 13. Information Required by Schedule 13E-3.

    Not applicable.

  SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

  Therma-Wave, Inc.

  /s/ L. Ray Christie

  L. Ray Christie,

  Vice President, Chief Financial Officer and Secretary

  Date: August 13, 2003

  Index to Exhibits
Exhibit Number	Description
(a)(1)	Offer to Exchange, dated August 13, 2003
(a)(2)	Form of Letter of Transmittal
(a)(3)	Form of Letter to Eligible Option Holders Regarding Offer to Exchange
(a)(4)	Form of E-mail Announcement to Option Holders Regarding Offer to Exchange
(a)(5)	Form of Letter to Therma-Wave Employees Confirming Receipt of Letter of Transmittal
(a)(6)	Form of Letter to Therma-Wave Employees Confirming Participation in the Offer to Exchange
(a)(7)	Press Release Announcing Offer to Exchange
(a)(8)	Therma-Wave Annual Report on Form 10-K for its fiscal year ended March 30, 2003, filed with the Securities and Exchange Commission on June 30, 2003 and incorporated herein by reference.
(a)(9)	Therma-Wave Quarterly Report on Form 10-Q for the quarter ended June 29, 2003, filed with the Securities and Exchange Commission on August 11, 2003 and incorporated herein by reference.
(b)	Not applicable.
(d)(1)	1997 Stock Purchase and Option Plan, incorporated by reference to Exhibit 10.20 to the Company's Registration Statement on Form S-4 (Registration No. 333- 29871).
(d)(2)	1997 Employee Stock Purchase and Option Plan, incorporated by reference to Exhibit 10.30 to the Company's Registration Statement on Form S-1 (Registration No. 333-76019).
(d)(3)	1997 Special Employee Stock Purchase and Option Plan, incorporated by reference to Exhibit 10.30 to the Company's Registration Statement on Form S-1 (Registration No. 333-76019).
(d)(4)

  Form of Option Agreement with time-based vesting pursuant to the 1997 Stock Purchase and Option Plan, 1997 Employee Stock Purchase and Option Plan and the 1997 Special Employee Stock Purchase and Option Plan.

(d)(5)

  Form of Option Agreement with incentive-based vesting pursuant to the 1997 Stock Purchase and Option Plan, 1997 Employee Stock Purchase and Option Plan and the 1997 Special Employee Stock Purchase and Option Plan.

(d)(6)	Form of Executive Stock Agreement pursuant to the 1997 Stock Purchase and Option Plan.
(d)(7)	2000 Equity Incentive Plan, incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the year ended April 2, 2000 (File No. 000-26911).
(d)(8)	Amendment No. 1 to the 2000 Equity Incentive Plan, incorporated by reference to Exhibit 99.2 to the Company's Registration Statement on Form S-8 (File No. 333-83282).
(d)(9)

  Form of Option Agreement pursuant to the 2000 Equity Incentive Plan, incorporated by reference to Exhibit 10.39 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and filed with the Securities and Exchange Commission on August 14, 2002.

(g)	Not applicable
(h)	Not applicable